Exhibit 99.1

DURECT Provides an Update to the Memryte™ Program Under Development by Voyager Pharmaceutical Corp.

October 19, 2006

CUPERTINO, CA

DURECT Corporation (NASDAQ: DRRX) announced today that Voyager Pharmaceutical has informed DURECT that Voyager is ending its Phase III clinical trials for Memryte™ for the treatment of Alzheimer’s Disease in order to get an earlier look at potential efficacy from over 600 accrued patients.

“We look forward to this early read out of these clinical trials as Voyager Pharmaceutical continues their efforts to bring these on-going studies to closure,” stated Dr. James E. Brown, President and CEO for DURECT.

Memryte utilizes DURECT’s proprietary DURIN technology to provide sustained release of the peptide leuprolide acetate and is based on Voyager’s patented method of treatment of Alzheimer’s disease. Our DURIN biodegradable implant technology is a platform for parenteral delivery of drugs for periods of weeks to six months or more. The technology is based on the use of biodegradable polymer excipients, which have a proven record of safety in approved drug delivery and medical device products.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies that treat chronic debilitating diseases and enable biotechnology products. Additional information about DURECT is available at www.durect.com.

DURECT Forward-Looking Statement

The statements in this press release regarding DURECT’s anticipated growth and development and Voyager’s development and clinical trial plans are forward-looking statements including risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the ability of DURECT and its collaborators including Voyager to successfully design, enroll, conduct and complete clinical trials, complete the design, development, and manufacturing process development of the product candidate, obtain product and manufacturing approvals from regulatory agencies and manufacture and commercialize the product candidate, as well as marketplace acceptance of the product candidate. Further information regarding these and other risks is included in DURECT’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2006 under the heading “Risk Factors.”

SOURCE:

DURECT Corporation

CONTACT:

Schond L. Greenway, Vice President, Investor Relations and Strategic Planning of DURECT Corporation, +1-408-777-1417